Exhibit 3.4

I hereby certify that the exhibit attached hereto is a fair and accurate English translation of the Articles of Incorporation of Comercial Cabo TV São Paulo Ltda.

By:	/s/ Carlos Eduardo Malagoni
Name: Carlos Eduardo Malagoni
Title: Attorney-in-fact

Date:  September 28, 2005

COMERCIAL CABO TV SÃO PAULO LTDA.

CNPJ (National Register of Legal Entities) No. 65.791.444/0001-38

NIRE (State Commercial Registration) No. 35210053959

AMENDMENT OF THE ARTICLES OF ASSOCIATION, OF DECEMBER 4, 2003

The parties identified below:

TEVECAP S.A. (successor by merger into TVA Distribuidora S.A.), a company having its principal place of business at Av. das Nações Unidas No. 7.221, 7th floor, Sector D, in the City and State of São Paulo, enrolled with the National Corporate Taxpayers Register under CNPJ No. 57.574.170/0001-05, with its Bylaws duly filed with the Commercial Register of the State of São Paulo sob No. 35210387181, herein represented by its Executive Officers, Marcelo Vaz Bonini, Brazilian, single, accountant, bearer of the Identity Card RG/SSP/SP No. 15.191.436, and enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 086.949.108-37, and Antonio Valdemir Pereira Ramos, Brazilian, married, accountant, bearer of the Identity Card No. 2.633.818-SSP/SP, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 049.128.108.00, with professional address at Av. das Nações Unidas, No. 7.221, in the City and State of São Paulo; and

ROBERTO CIVITA, Brazilian, married, publisher, bearer of the Identity Card RG No. 1.666.785, and enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 006.890.178-04, with professional address at Av. das Nações Unidas, No. 7.221, 24th floor, in the City and State of São Paulo;

Sole quotaholders of the limited business company COMERCIAL CABO TV SÃO PAULO LTDA., with its principal place of business at Rua do Rocio, 313, suite 111, in the City of São Paulo, State of São Paulo, enrolled with the National Corporate Taxpayers Register under CNPJ No. 65.791.444/0001-38, with its Articles of Association filed with the Commercial Registry of the State of São Paulo under No. 35210053959, in a session held on April 12, 1991, and last amendment thereof, currently under registration.

RESOLVE:

I – Ratify that the current composition of the Executive Board, as follows:

EMÍLIO HUMBERTO CARAZZAI SOBRINHO

LEILA ABRAHAM LORIA

MARCELO VAZ BONINI

VITO CHIARELLA NETO

KUNIO OHARA

Term of Office: Indefinite

II – As a result of the above changes brought by the New Brazilian Civil Code, the quotaholders further decide to adapt the wording of the Articles of Association, which become effective with the following wording:

“COMERCIAL CABO TV SÃO PAULO LTDA”

ARTICLES OF ASSOCIATION

COMPANY NAME, PRINCIPAL PLACE OF BUSINESS, PURPOSE AND DURATION

Article 1 – The name of the Company is COMERCIAL CABO TV SÃO PAULO LTDA.

Article 2 – The Company has its principal place of business at Av. das Nações Unidas No. 7.221, 5th floor, Sector C, in the City and State of São Paulo.

Sole Paragraph – The Executive Board of the Company may open and close branches or offices anywhere within the national territory.

Article 3 - The main purpose of the Company is the provision of services of Cable TV, and furthermore, of Multichannel Multipoint Distribution Service - MMDS, Satellite Pay TV and by any other means of broadcasting; as well as rendering of other telecommunications services; the production, distribution, import and export of its own or third-party TV programs; import of equipment and spare parts for its own use; rendering of other services in connection with transmission systems, reception and distribution of signals and TV programs; advertising and publicity in all of their forms, implications and modalities; publishing periodicals, and participation in other companies.

Article 4 – The Company has an indefinite term of duration.

QUOTA CAPITAL

Article 5 – The quota capital, fully paid up in national currency, is three million, nine hundred and eighty-eight thousand, nine hundred and fifty-seven Reais (R$ 3.988.957.00), divided into one million, one hundred thirty-nine thousand and seven hundred and two (1,139,702) quotas, in the amount of three Reais and fifty cents (R$ 3.50) each, distributed between the quotaholders as follows:

Quotaholders	Quotas	Amount (R$)
TEVECAP S.A.	1,139,685	3,988,897.50
Roberto Civita	17	59.50
Total	1,139,702	3.988.957.00

Sole Paragraph - The liability of each of the quotaholders is limited to the amount of their quotas, but all of them are co-liable for payment of the quota capital.

RESOLUTIONS OF THE QUOTAHOLDERS

Article 6 - The quotaholders shall take resolutions gathered in meetings that shall be called by means of letter with notice of receipt.

Article 7 - The meetings may be waived in the event all quotaholders shall resolve in writing on the matter included in the agenda.

Article 8 - Every year, within four months after the end of the fiscal year, the quotaholders shall judge the accounts of the management executive officers, the balance sheet and the financial statements, and shall elect the executive officers and other matters of interest to the company.

Article 9 – The quotaholders shall unanimously decide on:

I – the appointment of Executive Officers who are not quotaholders for as long as the quota capital is not paid in;

Article 10 – At least two-thirds of the quota capital shall be required to decide on:

I – the appointment of Executive Officers who are not quotaholders, after the payment of the quota capital;

Article 11 - At least three-fourths of the quota capital shall be required to decide on:

I- amendment of the Articles of Association;

II- transformation, merger, consolidation, dissolution or spin-off;

III - cessation of the state of liquidation;

IV- appointment of executive officers in the Articles of Association.

Article 12 – The favorable vote of the absolute majority of the quota capital shall be required for resolutions on the following:

I - appointment of executive officers in a separate instrument;

II - removal of the executive officers;

III - compensation of the executive officers; and

IV - filing for composition with creditors.

Article 13 – The favorable vote of the majority of votes of those present at the meeting shall be required for resolutions on all other matters, and particularly on:

I – the approval of the accounts of the management; and

II – the appointment and removal of liquidators and judgment of their accounts.

MANAGEMENT

Article 14 - The Company shall be managed by the quotaholders who shall delegate their management powers to not more than five (5) delegate managers who shall have the title of Executive Officers and shall have full power to manage the company’s businesses.

Paragraph 1. The executive officers shall be appointed by means of delegation of authority made in these Articles of Association or in an amendment thereof, or in an “Instrument of Delegation”, which shall be filed with the Commercial Registry.

Paragraph 2 - The Company shall be represented:

(a) by the joint signature of two Executive Officers, or of one Executive Officer and one attorney-in-fact,

or also, by two attorneys-in-fact with special powers for the acts, agreements and documents that are binding on the Company, or which release third-party obligations to the Company.

(b) by the joint signature of two executive officers, or of one executive officer and one attorney-in-fact, or also, by two attorneys-in-fact with special powers for granting guarantees to controlling companies, directly or indirectly controlled companies, and affiliates.

(c) by the individual signature of one executive officer or of one attorney-in-fact vested with special powers, in and out of court and before any federal, state or municipal governmental agencies and authorities, and before any individuals or legal entities in general, as well as for the practice of routine acts, sending of correspondence, give receipts and endorse checks for deposit in the bank accounts of the Company.

Paragraph 3 – The appointment of attorneys-in-fact shall require the joint signature of two executive officers, and the respective powers of attorney shall expressly provide for the acts they are allowed to practice. Except for those granted for judicial purposes, all other powers of attorney granted by the Company shall be effective for one year.

Paragraph 4 – The company name may not be used for granting guarantees to third-parties, unless in the event of guarantees granted to controlling companies, directly or indirectly controlled companies, and affiliates.

Paragraph 5 - The executive officers are dispensed with posting bond, and they shall be entitled to a monthly compensation to be established by the quotaholders.

TRANSFER OR ASSIGNMENT OF QUOTAS

Article 15- No quotaholder may transfer all or part of his/her/its quotas to third parties, without first offering them under the exact same conditions to the other quotaholder, by means of written notice sent at least thirty days in advance, for the latter to exercise his/her/its right of first refusal to acquire the quotas.

Paragraph 1 -Any assignment shall be preceded by a notice containing a written proposal for the acquisition by a third party acting in good-faith, so that the other quotaholder, if he/she/it wishes to do so, may exercise his/her/its right of first refusal within thirty days.

Paragraph 2 – If the offered quotaholder should fail to exercise his/her/its right of first refusal, the notifying quotaholder shall be authorized to assign the quotas to the interested third party, within ten days on the conditions offered in the notice. Any assignment made in violation of the initial proposal shall be deemed to be ineffective.

Paragraph 3 - Any assignment of quotas implying transfer of the controlling power of the Company shall depend on prior authorization from the Ministry of Communications.

AMENDMENT TO THE ARTICLES OF ASSOCIATION, DISSOLUTION AND LIQUIDATION

Article 16 - All resolutions of the company, except for those relating to matters for which the law requires special quorum to resolve, shall pass by the favorable vote of quotaholders representing the majority of the quota capital, for which purpose each quota shall be entitled to one vote. A dissenting quotaholder shall be entitled to withdraw from the Company and be reimbursed for the amount of his/her/its quota,s according to the provisions of article 17 of these Articles.

Article 17 – In the event of bankruptcy, death, incapacity, exclusion or withdrawal of a quotaholder, the Company shall not be dissolved. In any such event the credits of the quotaholder shall be ascertained by a specialized company upon an evaluation at market prices, based on a specially drawn up balance sheet. For such purpose, tangible and intangible assets shall be taken into account, as well as any liabilities existing on the date of the event, and the payment of the credits shall be made within six months.

Sole Paragraph – In the event of death or interdiction, the heirs of the quotaholder may appoint a representative to take his place in the Company, who shall be approved by the other quotaholders.

FISCAL YEAR, BALANCE SHEET AND PROFITS

Article 18 - The fiscal year shall end on December 31, at which time the appropriate financial statements shall be prepared. The company may also prepare interim trial balances and resolve on the allocation of such profits. Any decision on the allocation of the profits shall depend on unanimous approval by the quotaholders.

JURISDICTION AND GOVERNING LAW

Article 19 - The parties hereby elect the Courts of the Judicial District of the Capital City of São Paulo to settle any dispute arising out of these Articles of Association.

Article 20 - The Company shall be governed by the provisions of these Articles of Association. In the event of any omission therein, the legal provisions of the Civil Code (Law No. 10.406, of January 10, 2002) specifically applying to limited liability companies shall apply, supplemented by the law on joint stock companies (Law No. 6.404, of December 15, 1976, as amended).”

In witness whereof, the parties execute this instrument in three (3) counterparts of equal content and form, in the presence of the two witnesses indicated below.

São Paulo, December 4, 2003

(sgd) (sgd)

TEVECAP S.A.

(Marcelo Vaz Bonini)

(Antônio Valdemir Pereira Ramos)

(sgd)

ROBERTO CIVITA

Witnesses:

1) (sgd)

Elaine C. Soglia

ID No.  29.517.804-8

CPF No. 266.971.088-35

2) (sgd)

(ilegível)

ID No. 25.604.518-5 SSP/SP

CPF No. 187572148-37

Attorney in Charge:

(sgd)

Rodrigo Panico

Brazilian Bar Association, São Paulo Chapter (OAB/SP) No. 158816